RESCISSION AGREEMENT AND GENERAL RELEASE

         This Rescission Agreement and General Release ("Agreement") is made this 2nd day of December, 1999 by Premier Brands, Inc., a Utah corporation, ("PBI") and F D Import & Export, Inc., a New York corporation ("FD"), and the persons listed on Exhibit A attached hereto and made a part hereof, being all of FD's stockholders as of the closing date of the parties' previous Acquisition Agreement dated September 1, 1998 (the "Sellers").

                                    PREMISES

         WHEREAS, PBI, FD, and Sellers mutually desire to rescind their previous Acquisition Agreement dated September 1, 1998 (the "September 1998 Acquisition") and to replace the September 1998 Acquisition with an agreement whereby each party will return the stock it obtained by such agreement, bear its own costs, and release all claims against every other party.

         WHEREAS, the parties mutually desire this agreement to create a novation which replaces the September 1998 Acquisition.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the adequacy of which is expressly acknowledged, the parties hereby agree as follows:

1.       Novation of September 1998 Acquisition

         PBI, FD, and the Sellers, and each of them, unanimously agree to cancel and rescind the September 1998 Acquisition, and to replace the September 1998 Acquisition with a novation--namely, this Agreement.

2.       Term of Agreement and Effective Date

         The term of this Agreement ("Term") shall be perpetual from this day forward, and will continue in duration until the parties unanimously agree in writing otherwise. The effective date of this agreement shall be 10 days after a sufficient number of PBI's shareholders sign consents and waivers approving of this action.

3.       Return of PBI Stock to PBI

         The Sellers hereby agree to return to PBI, and PBI hereby agrees to accept from Sellers, the 10,000,000 (post-reverse split) shares of PBI's $ .001 par value voting common stock, (the "PBI Common Shares"), which they had previously received in the September 1998 Acquisition.

4.       Return of FD Stock to Sellers

         PBI hereby agrees to return to the Sellers, and the Sellers agree to accept, the two hundred shares of FD's issued and outstanding common stock (the "FD Common Shares") which they had previously received in the September 1998 Acquisition. The FD Common Shares will be delivered to the individual Sellers in

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accordance with Exhibit "A" attached  hereto.  Each of the Sellers hereby agrees to the terms of this Agreement (the "Agreement").

5.       Warranties and Representations of FD and Sellers

         In order to induce PBI to enter into the Agreement and to complete the transaction contemplated hereby, FD and Sellers warrant and represent to PBI that:

          A. Organization and Standing. FD is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, is qualified to do business as a foreign corporation in every other state or jurisdiction in which it operates to the extent required by the laws of such states and jurisdictions, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

          B. Ownership of the PBI Shares As of the Date hereof, the Sellers are the sole owners of the PBI Common Shares, free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except due to the fact that the PBI Common Shares have not been registered under the Securities Act of 1933 (the "'33 Act"), or any applicable state securities laws.

          C. No Misleading Statements or Omissions. Neither the Agreement nor any exhibit attached hereto or presented to PBI in connection herewith, contains any materially misleading statement, or omits any fact or statement necessary to make the other statements or facts therein set forth not materially misleading.

          D. Validity of the Agreement. All corporate and other proceedings required to be taken by the Sellers and by FD in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by the Sellers and by FD, and constitutes the valid and binding obligation of each of them. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any terms or conditions of, nor constitute a default under, nor violate, FD's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which the Sellers or FD is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court, regulatory agency or other governmental body.

          E. Enforceability of the Agreement. When duly executed and delivered, the Agreement and the Exhibits hereto, which are incorporated herein and made a part hereof, are legal, valid, and enforceable by PBI according to their terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or effecting generally the enforcement of creditor rights and that at the time of such execution and delivery, PBI will have acquired title in and to the PBI Common Shares free and clear of all claims, liens and encumbrances.

6.       Warranties and Representations of PBI

         In order to induce the Sellers and FD to enter into the Agreement and to complete the transaction contemplated hereby, PBI warrants and represents to FD and Sellers that:

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          a.   Organization  and Standing.  PBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, is qualified to do business as a foreign corporation in every other state in which it operates to the extent required by the laws of such states, and has full power and authority to carry on its business as now conducted and to own and operate its assets, properties and business.

          b. Ownership of Shares. By PBI's delivery of the FD Common Shares to the Sellers pursuant to the Agreement, the Sellers will thereby acquire good, absolute, marketable title thereto, free and clear of all liens, encumbrances and restrictions of any nature whatsoever, except by reason of the fact that such FD shares will not have been registered under the '33 Act.

          c. Validity of the Agreement. All corporate and other proceedings required to be taken by PBI in order to enter into and to carry out the Agreement have been duly and properly taken. The Agreement has been duly executed by PBI, and constitutes a valid and binding obligation of PBI. The execution and delivery of the Agreement and the carrying out of its purposes will not result in the breach of any of the terms or conditions of, nor constitute a default under, nor violate, PBI's Certificate of Incorporation or By-Laws, or any agreement, lease, mortgage, bond, indenture, license or other document or undertaking, oral or written, to which PBI is a party or is bound or may be affected, nor will such execution, delivery and carrying out violate any order, writ, injunction, decree, law, rule or regulation of any court regulatory agency or other governmental body.

          d.   Enforceability   of  the   Agreement.   When  duly  executed  and
               delivered, the Agreement and the Exhibits hereto which are incorporated herein and made a part hereof are legal, valid, and enforceable by FD and the Sellers according to their terms, and that at the time of such execution and delivery, the Sellers will have acquired good, marketable title in and to the FD Common Shares acquired pursuant hereto, free and clear of all liens and encumbrances.

7.       General Mutual Release of All Claims

         PBI, FD, the Sellers, and each of them, hereby agree and covenant that they do hereby forever release and hold harmless every other party to this contract from any and all liabilities, claims, damages (including but not limited to attorney's fees) and other obligations arising from or connected with the September 1998 Acquisition, or arising from or connected with the Acquisition Agreement between the parties dated September 1, 1998. This release is intended by all parties to be a general release of all claims of any nature whatsoever.

8.       Mutual Agreement for Each Party to Bear Its Own Costs

         PBI, FD, the Sellers, and each of them, hereby agree and covenant that each party to this contract shall bear its own costs and expenses related to the September 1998 Acquisition, and each party hereby holds every other party to this agreement harmless from same.

9.       All Prior Agreements Terminated

         This Agreement comprises the entire agreement and understanding between the parties hereto at the date of this Agreement as to the subject matter hereof and supersedes and replaces all agreements, proposals, and negotiations, whether oral or written, between the parties hereto in connection with the subject matter

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hereof.   None  of  the  parties  hereto  shall  be  bound  by  any  conditions, definitions, warranties or representations with respect to the subject matter of this Agreement other than as expressly provided in this Agreement unless the parties hereto subsequently agree to vary this Agreement in writing, duly signed by authorized representatives of the parties hereto.

10.      Miscellaneous

          A. Authority. The execution and performance of this Agreement have been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of the parties hereto.

          B. Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by all the parties hereto.

          C. Waiver. No term of this Agreement shall be considered waived and no breach excused by either party unless made in writing. No consent, waiver or excuse by either party, express or implied, shall constitute a subsequent consent, waiver or excuse.

          D.   Assignment:

                  (i) The rights and obligations of the Consultant under this Agreement shall inure to the benefit of and shall be binding upon its successors and assigns. There shall be no rights of transfer or assignment of this Agreement by Client except with the prior written consent of the Consultant.

                  (ii) Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

          E. Headings and Captions. The headings of paragraphs are included solely for convenience. If a conflict exists between any heading and the text of this Agreement, the text shall control.

          F. Entire Agreement. This instrument and the exhibits to this instrument contain the entire Agreement between the parties with respect to the transaction contemplated by the Agreement. It may be executed in any number of counterparts but the aggregate of the counterparts together constitute only one and the same instrument.

          G. Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

          H. Controlling Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Utah, without regard to its law on the conflict of laws. Any dispute arising out of this Agreement shall be brought in a court of competent jurisdiction in Salt Lake County, Utah. The parties exclude any and all statutes, laws and treaties which

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               would allow or require any dispute to be decided in another forum or by other rules of decision than provided in this Agreement.

          I. Attorney's Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover actual attorney's fees, court costs, and other costs incurred in proceeding with the action from the other party. The attorney's fees, court costs or other costs, may be ordered by the court in its decision of any action described in this paragraph or may be enforced in a separate action brought for determining attorney's fees, court costs, or other costs. Should either party be represented by in-house counsel, all parties agree that party may recover attorney's fees incurred by that in-house counsel in an amount equal to that attorney's normal fees for similar matters, or, should that attorney not normally charge a fee, by the prevailing rate charged by attorneys with similar background in that legal community.

          J. Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.

          K. Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

          L. No Third Party Beneficiary. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement, unless this Agreement specifically states such intent.

          M. Facsimile Counterparts. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

         EXECUTED by all parties on the date first above written.

Premier Brands, Inc.                             FD Import & Export Corp.

By:                                                  By:
  -----------------------                               -------------------
         Igor Fruman                                Igor Fruman
Its:   Current President                            Its:   President


                                                    SELLERS:

                                                    ------------------------
                                                    Igor Fruman


                                                    Vladislav V. Dyablo

                                                    ------------------------
                                                    Vyacheslav Fruman

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                                    EXHIBIT A

                   LIST OF SELLERS (FORMER SHAREHOLDERS OF FD)



1.       Igor Fruman                        20 shares of FD common stock

2.       Vladislav V. Dyablo                80 shares of FD common stock

3.       Vyacheslav Fruman                  100 shares of FD common stock




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